Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2012 Fourth Quarter and Full Year Financial Results

Management to Review Results and Provide Business Updates

in Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - March 26, 2013 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter and full year ended December 31, 2012. The net loss for the quarters ended December 31, 2012 and 2011, as reported in accordance with accounting principles generally accepted in the United States (GAAP), were $10.3 million and $9.7 million, respectively. The net loss for the year ended December 31, 2012 was $28.0 million compared to $40.5 million for the same period in 2011. At December 31, 2012, Alexza had consolidated cash, cash equivalents, marketable securities and restricted cash of $22.8 million.

“This year will be a transformational year for Alexza, following the receipt of regulatory approvals in the U.S. and Europe for ADASUVE®, our first approved Staccato®-based product,” said Thomas B. King, President and CEO of Alexza. “We are actively planning for the ADASUVE launch in the third quarter and are putting in place what we believe to be the necessary elements, including the U.S. commercial strategy, intended to support the successful commercialization of this product.”

Alexza Business Updates

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In December 2012, the Committee for Medicinal Products for Human Use of the European Medicines Agency adopted a positive opinion recommending that ADASUVE (Staccato loxapine) 4.5 mg and 9.1 mg inhalation powder, pre-dispensed, be granted European Union centralized marketing authorization.

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In December 2012, the U.S. Food and Drug Administration approved ADASUVE (loxapine) Inhalation Powder 10 mg for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults.

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In December 2012, Alexza and its Staccato system were presented the Frost & Sullivan 2012 Global Enabling Technology Award, based on Frost & Sullivan’s analysis of the bipolar disorder therapeutics market.

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In January 2013, J. Kevin Buchi was appointed to the Alexza Board of Directors. Mr. Buchi has more than 30 years of pharmaceutical industry experience, most recently as Corporate Vice President, Global Branded Products at Teva Pharmaceutical Industries and previously served as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, successively, during his tenure at Cephalon, Inc.

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In February 2013, the European Commission granted marketing authorization for ADASUVE (Staccato loxapine), 4.5 mg and 9.1 mg inhalation powder, pre-dispensed, for the rapid control of mild-to-moderate agitation in adult patients with schizophrenia or bipolar disorder.

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In March 2013, Peter W. Schineller joined the Company as Senior Vice President and Chief Commercial Officer. Mr. Schineller brings more than twenty years of industry experience directing sales and marketing efforts at multinational pharmaceutical and specialty pharmaceutical companies for numerous diagnostic and therapeutic products. In this newly created role, Mr. Schineller will be responsible for overseeing Alexza’s global commercialization efforts and strategies for ADASUVE.

•	In March 2013, Alexza commenced the commercial manufacturing of ADASUVE in its facilities in Mountain View, CA. Product manufactured at this facility will supply the U.S. and EU markets.

Financial Results - Periods Ended December 31, 2012 and 2011

Alexza recorded $0.7 million and $4.1 million of revenues in the quarter and year ended December 31, 2012, respectively, compared to $1.9 million and $5.7 million in the same periods of 2011. In 2012, Alexza recognized a full year of revenue earned under the Grupo Ferrer license agreement and one quarter of a year’s revenue from the license agreement with Cypress Biosciences, Inc. In 2011, Alexza recognized a full year of revenue under the Cypress license agreement and one quarter of revenue under the Grupo Ferrer license agreement.

GAAP operating expenses were $11.6 million in the quarter ended December 31, 2012 compared to $10.4 million during the fourth quarter of 2011. Full-year 2012 operating expenses were $32.9 compared to $40.0 million in the same period in 2011.

Research and development expenses were $7.0 million and $21.8 million in the quarter and year ended December 31, 2012, as compared to $7.3 million and $28.3 million in the same periods in 2011, respectively. The decreased expenses in 2012 were a result of the suspension of development of AZ-007 and Staccato nicotine product candidates starting in late 2011, as well as efforts to conserve cash resources, including a 38% reduction in workforce in February 2012. These reductions were partially offset by approximately $1.1 million and $0.9 million of cash bonuses and share-based compensation expense incurred in the fourth quarter of 2012 that were not incurred in 2011, the result of achieving certain specific corporate goals related to the ADASUVE marketing approvals, as specified in the Company’s bonus plans.

General and administrative expenses were $4.6 million and $11.1 million in the quarter and year ended December 31, 2012, respectively, compared to $3.1 million and $11.8 million for the same periods in 2011. General and administrative expenses in 2012 were impacted by a reduction in non-cash expenses of $1.4 million as a result of the termination of one of the Company’s building leases and related subleases in March 2012. Alexza incurred approximately $0.9 million and $1.0 million of cash bonuses and share-based compensation expense in the fourth quarter of 2012 that were not incurred in 2011, the result of meeting certain corporate goals related to the ADASUVE marketing approvals, as specified in the Company’s bonus plans.

In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. Alexza recorded a non-operating gain of $0.9 million and $1.9 million during the quarter and year ended December 31, 2012, respectively, compared to a non-operating loss of $0.7 million and $4.0 million in the same periods in 2011. Gains and losses incurred reflect Alexza’s change in the estimated probability-weighted cash flows from ADASUVE, AZ-002 and AZ-104 and the estimated timing of receipt of such cash flows.

Alexza believes that based on its cash, cash equivalents, marketable securities and restricted cash balance at December 31, 2012 and the Company’s expected cash usage, the Company has sufficient capital resources to meet its anticipated cash needs, at its current cost levels, into the second quarter of 2013.

Conference Call Information - 5:00 p.m. Eastern Time on March 26, 2013

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key= PV9FTPNLQ.

To access the live conference call via telephone, dial 888-679-8035. International callers may access the live call by dialing +1-617-213-4848. The reference number to enter the call is 99281086.

The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via telephone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 44796025. A replay of the call will be available for two weeks following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions, including agitation, acute repetitive seizures and insomnia. Alexza’s products are based on the Staccato® system, a hand-held inhaler that is designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE® (Staccato loxapine) is Alexza’s first approved product, which was approved by the U.S. Food and Drug Administration in December 2012 and by the European Medicines Agency in February 2013. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The commercial launch of ADASUVE is planned for the third quarter 2013 in the U.S. and Europe.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. For more information about ADASUVE, please visit www.adasuve.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

ADASUVE Partial Prescribing Information (U.S.)

Please click here for Full Prescribing Information, including Boxed WARNINGS.

INDICATIONS AND USAGE

ADASUVE is a typical antipsychotic indicated for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Efficacy was demonstrated in 2 trials in acute agitation: one in schizophrenia and one in bipolar I disorder.

Limitations of Use: ADASUVE must be administered only in an enrolled healthcare facility.

IMPORTANT SAFETY INFORMATION

WARNING: BRONCHOSPASM and INCREASED MORTALITY IN ELDERLY PATIENTS WITH DEMENTIA-RELATED PSYCHOSIS.

Bronchospasm:

•	ADASUVE can cause bronchospasm that has the potential to lead to respiratory distress and respiratory arrest

•	ADASUVE is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ADASUVE REMS

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Administer ADASUVE only in an enrolled healthcare facility that has immediate access on-site to equipment and personnel trained to manage acute bronchospasm, including advanced airway management (intubation and mechanical ventilation)

Increased Mortality in Elderly Patients with Dementia-Related Psychosis:

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Elderly patients with dementia-related psychosis treated with antipsychotic drugs are at an increased risk of death. ADASUVE is not approved for the treatment of patients with dementia-related psychosis

CONTRAINDICATIONS:

ADASUVE is contraindicated in patients with the following:

•	Current diagnosis or history of asthma, chronic obstructive pulmonary disease (COPD), or other lung disease associated with bronchospasm

•	Acute respiratory signs / symptoms (e.g., wheezing)

•	Current use of medications to treat airways disease, such as asthma or COPD

•	History of bronchospasm following ADASUVE treatment

•	Known hypersensitivity to loxapine and amoxapine

WARNINGS AND PRECAUTIONS:

•	Neuroleptic Malignant Syndrome: May develop in patients treated with antipsychotic drugs. Discontinue treatment

•	Hypotension and Syncope: Use with caution in patients with known cardiovascular or cerebrovascular disease

•	Seizure: Use with caution in patients with a history of seizures or with conditions that lower the seizure threshold

•	Potential for Cognitive and Motor Impairment: Use caution when driving or operating machinery

•	Cerebrovascular Adverse Reactions: Increased incidence of stroke and transient ischemic attack in elderly patients with dementia-related psychosis treated with antipsychotic drugs

ADVERSE REACTIONS:

The most common adverse reactions (incidence > 2% and greater than placebo) in clinical studies in patients with agitation treated with ADASUVE were dysgeusia, sedation, throat irritation.

Safe Harbor Statement

Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of March 26, 2013 and financial guidance relating to the Company’s current cash, cash equivalents, investments and restricted cash is based upon balances as of December 31, 2012 and certain subsequent events.

This news release and the planned conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability for Alexza and Ferrer to effectively and profitably commercialize ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	BCC Partners
Karen L. Bergman and Michelle Corral
650.575.1509 or 415.794.8662
kbergman@bccpartners.com or mcorral@bccpartners.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue	$729	$1,884	$4,070	$5,660
Operating expenses:
Research and development	7,023	7,285	21,849	28,262
General and administrative	4,606	3,102	11,093	11,766

Total operating expenses	11,629	10,387	32,942	40,028
Loss from operations	(10,900)	(8,503)	(28,872)	(34,368)
Gain (loss) on change in fair value of contingent consideration liability	900	(700)	1,900	(4,000)
Interest and other income/ (expense), net	7	(4)	420	26
Interest expense	(280)	(486)	(1,426)	(2,189)

Net loss	$(10,273)	$(9,693)	$(27,978)	$(40,531)

Basic and diluted net loss per share	$(0.65)	$(1.34)	$(2.24)	$(5.97)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2012(1)	December 31, 2011(1)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$17,715	$16,903
Restricted cash	5,051	—
Other current assets	852	10,649

Total current assets	23,618	27,552
Property and equipment, net	16,531	20,425
Other noncurrent assets	402	628

Total assets	$40,551	$48,605

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Total current liabilities	$18,718	$34,948
Noncurrent liabilities	19,260	23,349
Total stockholders’ (deficit) equity	2,573	(9,692)

Total liabilities and stockholders’ (deficit) equity	$40,551	$48,605

(1)	Derived from audited consolidated financial statements at that date.